SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                                                ----------


                                                 FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) January 26, 1998




                                  MERISEL, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                   0-17156                    95-4172359
(State or other jurisdiction       (Commission               (I.R.S. Employer
    of incorporation or            File Number)             Identification No.)
        organization)




200 Continental Boulevard, El Segundo, California                   90245-0948
      (Address of principle executive offices)                      (Zip Code)




        Registrant's telephone number, including area code    (310) 615-3080


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Item 5.           OTHER EVENTS

         On January 26, 1998, Merisel, Inc. (the "Company") and Merisel Americas, Inc., a wholly owned subsidiary of the Company ("Merisel Americas"), entered into a Revolving Credit Agreement and Convertible Promissory Note due July 2, 1998 (the "Note") with Bankers Trust Company ("BT"), which permits borrowings thereunder by Merisel Americas of up to $46.5 million outstanding at any time. In order to induce BT to enter into the Note, Stonington Capital
Appreciation 1994 Fund, L.P. (the "Fund"), the sole member of Phoenix Acquisition Company II, L.L.C. ("Phoenix"), which owns approximately 62.4% of the outstanding shares of common stock of the Company, caused its wholly owned subsidiary Stonington Financing Inc. ("SFI") to enter into a note put agreement (the "Note Put Agreement") with BT. Pursuant to the Note Put Agreement, BT may require SFI to purchase the Note in the event of a default by Merisel Americas. In the event SFI purchases the Note from BT pursuant to the Note Put Agreement, the Note is convertible into shares of common stock of the Company at the option of SFI at a conversion rate equal to the average closing price of the Company's common stock on NASDAQ for the fifteen trading days immediately preceding the date of conversion.

         SFI and Merisel Americas also entered into a letter agreement wherein Merisel Americas covenants that, in the event BT gives notice to SFI pursuant to the Note Put Agreement requiring SFI to purchase Note, it will use its best efforts to refinance the Note prior to its final maturity date.


Item 7.           FINANCIAL STATEMENTS AND EXHIBITS

       (c)        Exhibits

       99.1 Revolving Credit Agreement and Convertible Promissory Note Due July 2, 1998, between Merisel, Inc., Merisel Americas, Inc.and Bankers Trust Company dated January 26, 1998.

       99.2 Letter Agreement dated January 26, 1998, between Merisel Americas, Inc. and Stonington Financing Inc.

                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       MERISEL, INC.



Date:  January 30,1998                 By:  /s/  KAREN A. TALLMAN
                                            Karen A. Tallman
                                            Vice President, General Counsel and
                                            Secretary